Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:	Damon Wright Sr. Director Investor Relations Epicor Software Corporation 949/585-4509 dswright@epicor.com

Epicor Amends Credit Agreement to Maximize Operating

Flexibility; Expects Q3 Non-GAAP EPS to Exceed Previously

Provided Guidance

Amendment Eliminates Fixed Charge Covenant;

Aligns Financial Covenants with Current Business Environment

IRVINE, Calif. — October 6, 2009 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today announced that it amended its existing Credit Facility (Facility) agreement to provide the Company with more operating flexibility in light of changing economic conditions over the past 18 months. The Company also said that it expects its non-GAAP earnings per share for its 2009 third quarter ended September 30, 2009, to exceed the range it previously provided, and that total third quarter revenues will be within the range previously provided by the Company. On July 28, 2009 the Company said it expected 2009 third quarter total revenue of $96 to $100 million and non-GAAP earnings per share of $0.09 to $0.10.

Epicor EVP and CFO Michael Pietrini commented, “We have always been confident in our ability to manage our business within the terms of the previously existing Facility. However, due to the dramatic changes in the economic climate since we first negotiated the Facility terms more than 18 months ago, the previous covenants — particularly the fixed charge covenant — were becoming a potential impediment for the Company and were being factored into many of the business decisions we made.

“We are fortunate to be well positioned within the markets we address,” Pietrini continued, “and we continue to execute on our product strategy and manage the business to optimize results in the current environment, which helped lead to 100% lender consent to the amendment. We have realigned the Facility’s financial covenants with the current state of the economic environment, which we believe provides us with significantly more flexibility to operate our business for the near and long term benefit of our customers, employees and shareholders, as we anticipate the eventual upturn in the industries and markets we serve.”

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Epicor Amends Credit Agreement

The key changes to the amended credit agreement are as follows:

•	Elimination of the total leverage and fixed charge coverage financial covenants in favor of minimum profitability and liquidity covenants, which are significantly more favorable for the Company.

•	Reduction of the size of the credit facility to $100 million.

•	Shortening the maturity date of the revolving credit facility by five months to September 30, 2012.

•	Increasing the applicable interest rate margin by 2.0% to 2.25% from current levels.

About Epicor Software Corporation

Epicor Software is a global leader delivering business software solutions to the manufacturing, distribution, retail, hospitality and services industries. With 20,000 customers in over 150 countries, Epicor provides integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and enterprise retail software solutions that enable companies to drive increased efficiency and improve profitability. Founded in 1984, Epicor celebrates 25 years of technology innovation delivering business solutions that provide the scalability and flexibility businesses need to build competitive advantage. Epicor provides a comprehensive range of services with a single point of accountability that promotes rapid return on investment and low total cost of ownership, whether operating business on a local, regional or global scale. The Company’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

The Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues and earnings per share (including on a non-GAAP basis) and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties, including, without limitation, the risks associated with closing the accounting books for the third quarter ending September 30, 2009 and having our outside auditors finalize their review and render their opinion for the third quarter ended September 30, 2009 and other factors and the risks and uncertainties described in Epicor’s Annual Report on Form 10-K for the year ended December 31, 2008 and Quarterly Report on Form 10-Q for the three month period ended June 30, 2009. Actual results may differ materially from those expressed or implied in the forward-looking statements. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings Measures. The Company uses a non-GAAP earnings measure in its public statements. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses this non-GAAP measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future

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Epicor Amends Credit Agreement

periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and,

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.

As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.